UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

November 3, 2011
Date of Report (Date of earliest event reported)

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13647	73-1356520
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5330 East 31st Street, Tulsa, Oklahoma  74135
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (918) 660-7700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
         (17 CFR 240.14d-2(b))

[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
         CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 3, 2011, Dollar Thrifty Automotive Group, Inc., a Delaware corporation (the “Company”) entered into a forward stock repurchase agreement (the “Repurchase Agreement”) with Goldman, Sachs & Co. (“Goldman”) pursuant to which the Company will repurchase shares of its common stock.  The Company is repurchasing the shares of its common stock as part of its previously announced $400 million share repurchase program.

Under the Repurchase Agreement, the Company will pay $100 million to Goldman on November 8, 2011 and expects to receive from Goldman a number of shares of its common stock determined based on a discount to the average daily volume-weighted average prices of the Company’s common stock during a specified calculation period, subject to provisions that establish a minimum and maximum length for the calculation period.  The Company anticipates receiving the repurchased shares no later than February 2012.

The Repurchase Agreement is subject to certain customary adjustments and termination provisions.  In addition, upon the occurrence of certain extraordinary events, Goldman is entitled to terminate the Repurchase Agreement, in which case the Company may receive fewer shares of its common stock than expected.

Goldman and its affiliates have performed, and in the future may perform, various financial advisory and other services for the Company for which they have received, and may in the future receive, customary fees and expenses.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
(Registrant)

November 3, 2011	By:	/s/ H. CLIFFORD BUSTER III
H. Clifford Buster III
Senior Executive Vice President, Chief Financial
Officer and Principal Financial Officer

3